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                                                                    EXHIBIT 99.1



                      BRIGGS & STRATTON CORPORATION REPORTS

                      THIRD QUARTER RESULTS FOR FISCAL 2003

                 MILWAUKEE, April 17, 2003/PR Newswire/-Briggs &
                         Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2003 third quarter net income of $43.0 million or $1.81 per diluted share. The net income for the third quarter of fiscal 2002 was $37.6 million or $1.58 per diluted share. The improvement in net income between quarters was primarily the result of significantly greater Power Products Segment sales volume, increased margins from export sales due to a stronger Euro, better utilization of production facilities, a lower effective tax rate and lower interest expense. These improvements were offset by increased employee benefit costs, certain production costs and variable selling costs related to the Power Products Segment.

For the first nine months of fiscal 2003, the Company had net income of $47.7 million or $2.10 per diluted share. For the same period in fiscal 2002, net income was $22.6 million or $1.04 per diluted share. Significantly higher earnings for the first nine months were primarily the result of increased utilization of the Engine Segment's production facilities in the first quarter, the stronger Euro, a favorable sales mix of engine product, lower interest expense and a lower effective tax rate. As in the third quarter, the nine months experienced a planned increase in engineering, selling, general and administrative expenses, primarily related to employee benefit costs and greater variable selling expenses.

ENGINES:

Third quarter sales were $499.0 million versus $468.6 million in the prior year. Approximately half of the 7% increase in sales was the result of volume increases, primarily in the parts and components categories. The remainder of the sales increase resulted from the favorable impact of a strong Euro and a sales mix of product that favored higher value engines. Nine month's sales for fiscal 2003 were $1.0 billion versus $951.6 million in the prior year. This 5% increase in sales dollars was primarily the result of revenue increases driven by the stronger Euro, favorable product mix and a slight engine unit volume increase.

Income from operations for the third quarter was $65.3 million, essentially flat with the prior year. There was a $9.2 million improvement in gross profit. The majority of the improvement resulted from increased utilization of certain manufacturing facilities, higher prices, primarily resulting from the stronger Euro, implementation of planned cost reduction projects and a favorable mix of product shipments. The improvements in gross profit were partially offset by planned increases in certain manufacturing related costs. The improvement in gross profit was also offset by planned increases in engineering, selling, general and administrative costs, primarily in the areas of employee benefits and increased international selling expenses.

Income from operations for the first nine months of fiscal 2003 was $86.6 million versus $63.0 million a year ago. The reasons for the improvement were better utilization of all plants through higher production, higher planned prices and the strengthening of the Euro, and the benefit of manufacturing cost reduction programs that partially offset increases in certain cost categories.

POWER PRODUCTS:

Net sales in the third quarter of fiscal 2003 were $92.4 million, up $33.0 million or 55% over the same period a year ago. Increased sales were driven by significantly improved generator and pressure washer volume. Generator sales increases resulted from late winter ice storm activity, new product offerings and increased market presence at a major retailer. Pressure washer sales increases were driven by consumer demand created through strong marketing programs and increased penetration with several retailers. Sales for the first nine months were $205.5 million versus $152.7 million a year ago. Generator sales were up 50% primarily due to power outages resulting from the hurricane season and late winter ice storm activity, in addition to market share gains at selected retailers. Pressure washer sales are up 16% due to the same factors cited for the third quarter.

Income from operations was $6.5 million in the third quarter of fiscal 2003, an increase of $5.5 million over the same period a year ago. Increased sales and production volumes and heightened productivity levels were the primary drivers of the improvement. The nine month's income from operations was $9.8 million versus $1.2 million for the same period a year ago. Sales volume increases accounted for approximately half of the improvement. The remainder of the change resulted from better utilization of the manufacturing facility because of increased demand for both generators and pressure washers and productivity gains from ongoing cost reduction projects.

GENERAL:

The effective tax rate for the third quarter of fiscal 2003 was 31.8% and brought the year to date effective rate to 32.0%. Greater than anticipated foreign source income and the resulting tax credits have allowed the Company to lower its projected tax liability for the year.

In February 2003, the Company initiated a restructuring and expansion of PUYI - Briggs & Stratton Engine Corporation (PUYI), its joint venture with the Puling and Yimin companies in China. PUYI has been manufacturing in China since 1986, producing a cast iron block engine primarily for consumption in the Southeast Asian market.

Under the restructured joint venture, the partners remain the same, but Briggs & Stratton's ownership increased from 52% to 90%. In addition, the manufacturing activities will be expanded to include the production of an aluminum block, overhead valve horizontal shaft (OHV) engine. This product will be made initially for consumption in the Southeast Asian market and sold through our existing sales and distribution system in Asia.

The decision reflects the excellent working relationship that has developed with PUYI over the last 15 years and our opinion that there is tremendous growth potential in China and throughout Asia for locally produced engines that address the need for lightweight, portable power sources for agriculture, irrigation and power generator uses.

The OHV engine is also one of the models currently produced by the Company's Rolla, Missouri facility. Production of the engine will continue in Rolla for worldwide demand outside of Asia.

OUTLOOK:

We are now in the spring selling season and preliminary indications are that engine powered outdoor equipment is experiencing the demand that was originally projected at retail. Rainfall has been plentiful across all major market areas, so at this time we believe consumer demand for lawn and garden equipment will continue as anticipated throughout the spring.

In previous quarters we had projected $72 million of net income for fiscal 2003. Because we expect the effective tax rate to be 32.0% for the year, we now believe that net income for the year will be in the $74-$76 million range. For the year, we anticipate that consolidated sales will be 4% higher than the prior fiscal year and gross profit margins will be close to 19.6%. Engineering, selling, general and administrative expenses are forecasted to be approximately $167 million, and interest expense is estimated to be at the $40 million level. Full year depreciation is projected to be $60 million and we are estimating capital expenditures to be in the $45-$50 million range.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on its corporate website: http://www.briggsandstratton.com/shareholders . Also available is a dial-in number to access the call real-time at (800) 960-1013. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 852-5733 to access the replay. The pass code will be 99393.


THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "INTEND", "MAY", "OBJECTIVE", "PLAN", "SEEK", "THINK", "WILL", AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT VIEWS AND ASSUMPTIONS AND INVOLVE RISKS AND UNCERTAINTIES THAT INCLUDE, AMONG OTHER THINGS, OUR ABILITY TO SUCCESSFULLY FORECAST DEMAND FOR OUR PRODUCTS AND APPROPRIATELY ADJUST OUR MANUFACTURING AND INVENTORY LEVELS; CHANGES IN OUR OPERATING EXPENSES; THE EFFECTS OF WEATHER ON THE PURCHASING PATTERNS OF CONSUMERS AND ORIGINAL EQUIPMENT MANUFACTURERS (OEMS); ACTIONS OF ENGINE MANUFACTURERS AND OEMS WITH WHOM WE COMPETE; THE SEASONAL NATURE OF OUR BUSINESS; CHANGES IN LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL AND ACCOUNTING STANDARDS; WORK STOPPAGES OR OTHER CONSEQUENCES OF ANY DETERIORATION IN OUR EMPLOYEE RELATIONS; WORK STOPPAGES BY OTHER UNIONS THAT AFFECT THE ABILITY OF SUPPLIERS OR CUSTOMERS TO MANUFACTURE; CHANGES IN CUSTOMER AND OEM DEMAND; CHANGES IN PRICES OF PURCHASED RAW MATERIALS AND PARTS THAT WE PURCHASE; CHANGES IN DOMESTIC ECONOMIC CONDITIONS, INCLUDING HOUSING STARTS AND CHANGES IN CONSUMER DISPOSABLE INCOME; CHANGES IN FOREIGN ECONOMIC CONDITIONS, INCLUDING CURRENCY RATE FLUCTUATIONS; NEW FACTS THAT COME TO LIGHT IN THE FUTURE COURSE OF LITIGATION PROCEEDINGS WHICH COULD AFFECT OUR ASSESSMENT OF THOSE MATTERS; AND OTHER FACTORS THAT MAY BE DISCLOSED FROM TIME TO TIME IN OUR SEC FILINGS OR OTHERWISE. SOME OR ALL OF THE FACTORS MAY BE BEYOND OUR CONTROL. WE CAUTION YOU THAT ANY FORWARD-LOOKING STATEMENT REFLECTS ONLY OUR BELIEF AT THE TIME THE STATEMENT IS MADE. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE ON WHICH THE STATEMENT IS MADE.


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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF EARNINGS FOR THE FISCAL PERIODS ENDED
                               MARCH 2003 AND 2002
                                 (IN THOUSANDS)

                                                 THIRD QUARTER                   NINE MONTHS
                                           --------------------------    --------------------------
                                              2003           2002           2003           2002
                                           -----------    -----------    -----------    -----------
NET SALES                                  $   560,431    $   517,293    $ 1,149,489    $ 1,069,638
COST OF GOODS SOLD                             443,794        414,263        928,068        892,766
                                           -----------    -----------    -----------    -----------
Gross Profit on Sales                          116,637        103,030        221,421        176,872
ENGINEERING, SELLING, GENERAL
AND ADMINISTRATIVE EXPENSES                     46,225         35,429        125,792        112,613
                                           -----------    -----------    -----------    -----------
Income from Operations                          70,412         67,601         95,629         64,259
INTEREST EXPENSE                               (10,117)       (12,400)       (30,378)       (33,923)
OTHER INCOME, Net                                2,700          2,153          4,891          3,869
                                           -----------    -----------    -----------    -----------
Income Before Provision for Income Taxes        62,995         57,354         70,142         34,205
PROVISION FOR INCOME TAXES                      20,020         19,740         22,450         11,636
                                           -----------    -----------    -----------    -----------
Net Income                                 $    42,975    $    37,614    $    47,692    $    22,569
                                           ===========    ===========    ===========    ===========

Average Shares Outstanding                      21,626         21,620         21,626         21,608
                                           ===========    ===========    ===========    ===========
BASIC EARNINGS PER SHARE                   $      1.99    $      1.74    $      2.21    $      1.04
                                           ===========    ===========    ===========    ===========

Diluted Average Shares Outstanding              24,464         24,456         24,465         21,620
                                           ===========    ===========    ===========    ===========
DILUTED EARNINGS PER SHARE                 $      1.81    $      1.58    $      2.10    $      1.04
                                           ===========    ===========    ===========    ===========

                               SEGMENT INFORMATION
                                 (IN THOUSANDS)


                                                     THIRD QUARTER                 NINE MONTHS
                                               --------------------------    --------------------------
                                                  2003           2002           2003           2002
                                               -----------    -----------    -----------    -----------
NET SALES:
Engines                                        $   499,009    $   468,613    $ 1,000,496    $   951,567
Power Products                                      92,384         59,430        205,532        152,667
Inter-Segment Eliminations                         (30,962)       (10,750)       (56,539)       (34,596)
                                               -----------    -----------    -----------    -----------
Total*                                         $   560,431    $   517,293    $ 1,149,489    $ 1,069,638
                                               ===========    ===========    ===========    ===========

*International Sales (included in the above)   $   139,580    $   132,432    $   298,958    $   273,385
                                               ===========    ===========    ===========    ===========

GROSS PROFIT ON SALES:
Engines                                        $   105,578    $    96,331    $   197,707    $   161,901
Power Products                                      12,413          5,661         24,429         14,915
Inter-Segment Eliminations                          (1,354)         1,038           (715)            56
                                               -----------    -----------    -----------    -----------
Total                                          $   116,637    $   103,030    $   221,421    $   176,872
                                               ===========    ===========    ===========    ===========

INCOME FROM OPERATIONS:
Engines                                        $    65,308    $    65,558    $    86,568    $    62,971
Power Products                                       6,458          1,005          9,776          1,232
Inter-Segment Eliminations                          (1,354)         1,038           (715)            56
                                               -----------    -----------    -----------    -----------
Total                                          $    70,412    $    67,601    $    95,629    $    64,259
                                               ===========    ===========    ===========    ===========

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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
     CONSOLIDATED BALANCE SHEETS AS OF THE END OF FISCAL MARCH 2003 AND 2002
     -----------------------------------------------------------------------
                                 (IN THOUSANDS)

CURRENT ASSETS:                  2003            2002        CURRENT LIABILITIES:                     2003            2002
                              -----------     -----------                                          -----------     -----------
Cash and Cash Equivalents     $   104,942     $    65,434    Accounts Payable                      $   111,976     $   101,785
Accounts Receivable, Net          389,005         402,493    Domestic Notes Payable                      2,075         112,778
Inventories                       217,927         233,490    Foreign Loans                              14,948          15,630
Other                              63,432          64,249    Accrued Liabilities                       185,719         149,481
                              -----------     -----------                                          -----------     -----------
Total Current Assets              775,306         765,666    Total Current Liabilities                 314,718         379,674
                              -----------     -----------                                          -----------     -----------
                                                             OTHER LIABILITIES:
                                                             Deferred Revenue on Sale of
OTHER ASSETS:                                                Plant & Equipment                          15,215          15,409
Goodwill                          161,030         155,330    Deferred Income Tax Liability              39,759          20,795
Investments                        43,637          43,674    Accrued Pension Liability                  17,193          15,920
Prepaid Pension                    71,581          55,385    Accrued Employee Benefits                  13,352          13,281
Deferred Loan Costs, Net            8,040           9,881    Accrued Postretirement Health
Capitalized Software, Net           5,337           6,383    Care Obligation                            57,417          63,300
Other Long-Term Assets              1,484             301    Long-Term Debt                            500,907         508,572
                              -----------     -----------                                          -----------     -----------
Total Other Assets                291,109         270,954    Total Other Liabilities                   643,843         637,277
                              -----------     -----------                                          -----------     -----------
                                                             SHAREHOLDERS' INVESTMENT:
                                                             Common Stock and Additional
                                                             Paid-in Capital                            35,640          35,884
                                                             Retained Earnings                         796,062         745,500
PLANT AND EQUIPMENT:                                         Accumulated Other
At Cost                           890,355         891,319    Comprehensive Loss                            473          (7,048)
Less - Accumulated                                           Unearned Compensation on
Depreciation                      514,369         485,606    Restricted Stock                             (325)           (225)
                              -----------     -----------
Plant and Equipment, Net          375,986         405,713    Treasury Stock, at Cost                  (348,010)       (348,729)
                              -----------     -----------                                          -----------     -----------
                                                             Total Shareholders'
                                                             Investment                                483,840         425,382
                                                                                                   -----------     -----------
                              $ 1,442,401     $ 1,442,333                                          $ 1,442,401     $ 1,442,333
                              ===========     ===========                                          ===========     ===========


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           NINE MONTHS ENDED FISCAL MARCH
                                                          ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                          2003               2002
                                                          ---------------    ---------------
Net Income                                                $        47,692    $        22,569
Depreciation and Amortization                                      46,546             42,417
Loss on Disposition of Plant and Equipment, Net                     2,889              1,903
Provision for Deferred Income Taxes                                 6,864              8,773
Increase in Accounts Receivable                                  (185,200)          (257,137)
(Increase) Decrease in Inventories                                (26,012)            88,210
(Increase) Decrease in Other Current Assets                         2,765                (90)
Increase in Accounts Payable and Accrued Liabilities               45,201             29,359
Increase in Prepaid Pension, Net                                   (9,833)           (17,684)
Other, Net                                                         (9,718)            (8,553)
                                                          ---------------    ---------------
Net Cash Used in Operating Activities                             (78,806)           (90,233)
                                                          ---------------    ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment                                  (29,667)           (34,565)
Proceeds Received on Disposition of Plant and Equipment             3,298                620
Other, Net                                                          5,988              4,412
                                                          ---------------    ---------------
Net Cash Used in Investing Activities                             (20,381)           (29,533)
                                                          ---------------    ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans and Notes Payable                            (872)           108,817
Issuance Costs of Long-Term Debt                                       --               (346)
Dividends                                                         (13,860)           (13,384)
Proceeds from Exercise of Stock Options                                --                943
                                                          ---------------    ---------------
Net Cash (Used in) Provided by Financing Activities               (14,732)            96,030
                                                          ---------------    ---------------
EFFECT OF EXCHANGE RATE CHANGES                                     2,916                427
                                                          ---------------    ---------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                        (111,003)           (23,309)
CASH AND CASH EQUIVALENTS, Beginning                              215,945             88,743
                                                          ---------------    ---------------
CASH AND CASH EQUIVALENTS, Ending                         $       104,942    $        65,434
                                                          ===============    ===============